Exhibit 10.21
January 1, 2024
Dorria L. Ball
Port Chester, NY

Re:    Employment Agreement
Dear Dorria:
The Honest Company, Inc. (the “Company”) is pleased to offer you at-will employment in the position of SVP, Chief People Officer on the terms and conditions set forth in this letter agreement (the “Agreement”).
1.Employment by the Company. This Agreement and your employment under the terms hereunder shall take effect on January 2, 2024 (the “Effective Date”). This is an exempt position, and during your employment with the Company, you will devote your best efforts and substantially all of your business time and attention to the business of the Company, except for approved vacation periods and reasonable periods of illness or other incapacities permitted by the Company’s general employment policies. You shall perform such duties as are required by the Company’s Chief Executive Officer (“CEO”), to whom you will report. Your primary work location, at which the Company expects you to work on a regular basis, shall be the Company’s office located in Los Angeles, California. The Company reserves the right to reasonably require you to perform your duties at places other than your primary office location from time to time, and to require reasonable business travel.
2.Compensation.
11.1.Base Salary. For services to be rendered hereunder, you shall receive a base salary at the rate of $ 350,000 per year (the “Base Salary”), subject to standard payroll deductions and withholdings and payable in accordance with the Company’s regular payroll schedule.
11.2.Annual Bonus. You will be eligible for an annual discretionary bonus with a target amount of 55% of your then current annual Base Salary (the “Annual Bonus”). Whether you receive an Annual Bonus for any given year, and the amount of any such Annual Bonus, will be determined by the Board of Directors of the Company and/or its Compensation Committee (the “Board”) in its discretion based upon the achievement of corporate and/or individual objectives and milestones that are determined in the sole discretion of the Board and other criteria to be determined by the Board. You must continue to be employed through the date the Annual Bonus is paid in order to earn such bonus. If your employment terminates for any reason prior to the payment date, you will not have earned, and will not be paid, any pro-rated bonus. The Annual Bonus, if earned, shall be paid to you in a lump sum no later than March 15th of the calendar year that follows the performance year, subject to applicable payroll deductions and withholdings.
11.3.Equity. Subject to the approval of the Board and you remaining employed by the Company through the grant date, the Company will grant you restricted stock units (“RSUs”) having a grant date value approximately equal to $650,000 as soon as administratively practicable following the Effective Date, with the number of RSUs to be calculated by dividing the grant value by the 30-day trailing average closing price of a share of the Company’s common stock on the date of grant. The RSUs will be granted under and governed by the Company’s 2021 Equity Incentive Plan (the “Plan”), the Company’s standard restricted stock unit award agreement and grant notice approved by the Board for use under the Plan, and subject to compliance with Section 409A of the Internal Revenue Code and any other applicable law. Twenty-five percent (25%) of the RSUs will vest on the Company quarterly vesting date next following the one-year anniversary of the Effective Date, and one-twelfth (1/12th) of the remaining RSUs will vest on each of the next twelve (12) Company quarterly vesting dates thereafter, subject to your Continuous Service (as defined in the Plan) on each vesting date. For clarity, the Board will determine the Company quarterly vesting dates at the time of grant in its sole and absolute discretion. You will be eligible for future equity awards consistent with other executive officers, as determined by the Board in its sole discretion. RSU awards are generally subject to income and employment tax withholding upon settlement.
11.4.Relocation. For the purposes of relocation to the Southern California area or travel to Southern California, you will be entitled to a lump sum of $50,000, grossed up for applicable tax withholdings, to be paid on the first payroll cycle following the Effective Date.
3. Business Expenses. You will be eligible for reimbursement of all reasonable, necessary and documented out-of-pocket business, entertainment, and travel expenses, excluding travel expenses to and from your current residence and Southern California, incurred by you in connection with the performance of your duties hereunder in accordance with the Company's expense reimbursement policies and procedures.
4.Company Policies; Standard Company Benefits. The employment relationship between the parties shall be governed by the general employment policies and practices of the Company, except that when the terms of this Agreement differ from or are in conflict with the Company’s general employment policies or practices, this Agreement shall control. You shall remain eligible to participate in all employee benefit programs for which you are eligible under the terms and conditions of the benefit plans that may be in effect from time to time. The Company reserves the right to cancel or change the benefit plans or programs it offers to its employees, including senior management, at any time.
5.At-Will Employment. Your employment relationship is at-will. Either you or the Company may terminate the employment relationship at any time, with or without cause or advance notice. Subject to the “Good Reason” provision set forth in Section 7 and Section 8.3, the Company may, in its sole discretion, adjust salaries, incentive compensation, stock plans, benefits, job titles, locations, duties, responsibilities, and reporting relationships.  Upon termination of your employment for any reason, you shall resign from all positions and terminate any relationships as an employee, advisor, officer or director with the Company and any of its affiliates, each effective on the date of termination.
6.Outside Activities During Employment. Except with the prior written consent of the Board (which shall not be unreasonably withheld), you will not during the term of your employment with the Company undertake or engage in any other employment, occupation or business enterprise, other than ones in which you are a passive investor and the wind down of your executive coaching business. You may engage in civic and not-for-profit activities so long as such activities do
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not materially interfere with the performance of your duties hereunder. You agree not to acquire, assume or participate in, directly or indirectly, any position, investment or interest known to be adverse or antagonistic to the Company, its business or prospects, financial or otherwise.
7.Termination; Severance.
11.1.Involuntary Termination. If you are subject to an Involuntary Termination and provided that you remain in compliance with the terms of this Agreement (including the conditions described in Section 7.3 below), the Company shall provide you with the following Severance Benefits:
(a)Cash Severance. The Company shall pay you, as severance, the equivalent of 6 months (the “Severance Period”) of your Base Salary in effect as of the date of your employment termination, subject to standard payroll deductions and withholdings and an amount equal to 6 months of health insurance under COBRA on an after-tax basis (the “Severance”). The Severance will be paid as a continuation on the Company’s regular payroll, beginning no later than the first regularly-scheduled payroll date following the sixtieth (60th) day after your Separation from Service, provided the Separation Agreement (as discussed in Section 7.3) has become effective.
(b)Payment of Continued Group Health Plan Benefits. If you are eligible for and timely elect continued group health plan coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 or any state law of similar effect (“COBRA”) following your Involuntary Termination, the Company will pay your COBRA group health insurance premiums for you and your eligible dependents directly to the insurer until the earliest of (A) the end of the period immediately following your Involuntary Termination that is equal to the Severance Period (the “COBRA Payment Period”), (B) the expiration of your eligibility for continuation coverage under COBRA, or (C) the date when you become eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment.  For purposes of this Section, references to COBRA premiums shall not include any amounts payable by you under a Section 125 health care reimbursement plan under the Code.  Notwithstanding the foregoing, if at any time the Company determines, in its sole discretion, that it cannot pay the COBRA premiums without potentially incurring financial costs or penalties under applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then regardless of whether you elect continued health coverage under COBRA, and in lieu of providing the COBRA premiums, the Company will instead pay you on the last day of each remaining month of the COBRA Payment Period, a fully taxable cash payment equal to the COBRA premiums for that month, subject to applicable tax withholdings (such amount, the “Special Severance Payment”), which payments shall continue until the earlier of expiration of the COBRA Payment Period or the date when you become eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment.  On the first payroll date following the effectiveness of the Release, the Company will make the first payment to the insurer under this clause (and, in the case of the Special Severance Payment, such payment will be to you, in a lump sum) equal to the aggregate amount of payments that the Company would have paid through such date had such payments instead commenced on the date of your Involuntary Termination, with the balance of the payments paid thereafter on the schedule described above.  If you become eligible for coverage under another employer’s group health plan, you must immediately
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notify the Company of such event, and all payments and obligations under this subsection shall cease.
11.2.Termination for Cause; Resignation Without Good Reason; Death or Disability. If you resign without Good Reason, or the Company terminates your employment for Cause, or upon your death or disability, then all payments of compensation by the Company to you hereunder will terminate immediately (except as to amounts already earned), and you will not be entitled to any Severance Benefits.
11.3.Conditions to Receipt of Severance Benefits. The receipt of the Severance Benefits will be subject to you signing and not revoking a separation agreement and release of claims in a form reasonably satisfactory to the Company (the “Separation Agreement”) by no later than the sixtieth (60th) day after your employment termination (“Release Deadline”). No Severance Benefits will be paid or provided until the Separation Agreement becomes effective. You shall also resign from all positions and terminate any relationships as an employee, advisor, officer or director with the Company and any of its affiliates, each effective on the date of termination.
8.Definitions.
11.1.Cause. For purposes of this Agreement, “Cause” means any one of the following: (a) willful material breach by you of any material Company policy (including, but not limited to, the Company’s policies on nondiscrimination, anti-harassment, and confidential information) or your duties or obligations hereunder; (b) your willful engagement in conduct materially injurious to the Company, monetarily or otherwise; (c) acts of fraud, theft or other willful illegal acts calling into question your personal integrity, or conviction on a felony charge, whether or not related to your employment hereunder; or (d) your willful refusal to follow lawful instructions of the Board. In order to terminate your employment for Cause pursuant to (a) or (d), but only to the extent the Board determines in its reasonable discretion that such breach is amenable to cure, the Board must provide you written notice within thirty (30) days after the first occurrence of the event giving rise to Cause setting forth the basis for the existence of Cause, allow you thirty (30) days from receipt of such written notice to cure such event, and if such event is not reasonably cured within such period, the Company must terminate your employment not later than thirty (30) days after the expiration of the cure period.
11.2.Code. For purposes of this Agreement, “Code” means the U.S. Internal Revenue Code of 1986 (as it has been and may be amended from time to time) and any regulations and guidance that has been promulgated or may be promulgated from time to time thereunder and any state law of similar effect.
11.3.Good Reason. For purposes of this Agreement, “Good Reason” means any one of the following without your consent: (a) an assignment of duties or responsibilities (including reporting responsibilities) materially inconsistent with, or which materially reduce, your duties, authority, responsibilities and status with the Company; (b) an adverse change in your title; (c) any material reduction in your Base Salary, other than a reduction, generally applicable to other executives of the Company, by not more than 25%; (d) the relocation of your principal place of employment to a location that is more than twenty-five (25) miles away from its current location; or (e) the uncured breach of any material provision of this Agreement (or any other agreement with you) by the Company. In order to resign
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for Good Reason, you must provide written notice to the Company’s Board within thirty (30) days after the first occurrence of the event giving rise to Good Reason setting forth the basis for your resignation, allow the Company thirty (30) days from receipt of such written notice to cure such event, and if such event is not reasonably cured within such period, you must resign from all positions you then hold with the Company not later than thirty (30) days after the expiration of the cure period.
11.4.Involuntary Termination. For purposes of this Agreement, “Involuntary Termination” means a termination of your employment with the Company pursuant to either (i) a termination initiated by the Company without Cause, or (ii) your resignation for Good Reason, and provided in either case such termination constitutes a Separation from Service. An Involuntary Termination does not include any other termination of your employment, including a termination due to your death or disability.
11.5.Separation from Service. For purposes of this Agreement, “Separation from Service” means a “separation from service”, as defined under Treasury Regulation Section 1.409A-1(h).
9.Proprietary Information Obligations. As a condition of your continued employment, you shall execute and abide by the Company’s standard form of Employee Confidential Information and Invention Assignment Agreement, attached as Exhibit A. In your work for the Company, you will be expected not to use or disclose any confidential information, including trade secrets, of any former employer or other person to whom you have an obligation of confidentiality. Rather, you will be expected to use only that information which is generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company. You acknowledge that you have not brought onto Company premises any unpublished documents or property belonging to any former employer or other person to whom you have an obligation of confidentiality and have disclosed to the Company any contract you have signed that may restrict your activities on behalf of the Company.
10.Section 409A. It is intended that all of the severance benefits and other payments payable under this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Code Section 409A provided under Treasury Regulations Sections 1.409A 1(b)(4), 1.409A 1(b)(5) and 1.409A 1(b)(9), and this Agreement will be construed to the greatest extent possible as consistent with those provisions, and to the extent not so exempt, this Agreement (and any definitions hereunder) will be construed in a manner that complies with Section 409A. For all purposes of Code Section 409A (including, without limitation, for purposes of Treasury Regulations Sections 1.409A 2(b)(2)(i) and (iii)), your right to receive any installment payments under this Agreement (whether severance payments, reimbursements or otherwise) shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment. Notwithstanding any provision to the contrary in this Agreement, if you are deemed by the Company at the time of your Separation from Service to be a “specified employee” for purposes of Code Section 409A(a)(2)(B)(i), and if any of the payments upon Separation from Service set forth herein and/or under any other agreement with the Company are deemed to be “deferred compensation,” then to the extent delayed commencement of any portion of such payments is required in order to avoid a prohibited
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distribution under Code Section 409A(a)(2)(B)(i) and the related adverse taxation under Section 409A, such payments shall not be provided to you prior to the earliest of (i) the first date following expiration of the six-month period following the date of your Separation from Service with the Company, (ii) the date of your death or (iii) such earlier date as permitted under Section 409A without the imposition of adverse taxation. Upon the first business day following the expiration of such applicable Code Section 409A(a)(2)(B)(i) period, all payments deferred pursuant to this Paragraph shall be paid in a lump sum to you, and any remaining payments due shall be paid as otherwise provided herein or in the applicable agreement. No interest shall be due on any amounts so deferred. If the severance benefits are not covered by one or more exemptions from the application of Section 409A and the Release Deadline occurs in the calendar year following the calendar year of your Separation from Service, the Release will not be deemed effective any earlier than the Release Deadline for purposes of determining the timing of provision of any severance benefits.
11.Arbitration of All Disputes.
11.1.Agreement to Arbitrate. To ensure the timely and economical resolution of disputes that may arise between you and the Company, both you and the Company mutually agree that pursuant to the Federal Arbitration Act, 9 U.S.C. §1-16, and to the fullest extent permitted by applicable law, you and the Company will submit solely to final, binding and confidential arbitration any and all disputes, claims, or causes of action arising from or relating to: (i) the negotiation, execution, interpretation, performance, breach or enforcement of this Agreement; or (ii) your application, hiring, and employment with the Company (including but not limited to all statutory claims); or (iii) the termination of your employment with the Company (including but not limited to all statutory claims). BY AGREEING TO THIS ARBITRATION PROCEDURE, BOTH YOU AND THE COMPANY WAIVE THE RIGHT TO RESOLVE ANY SUCH DISPUTES THROUGH A TRIAL BY JURY OR JUDGE OR THROUGH AN ADMINISTRATIVE PROCEEDING.
11.2.Arbitrator Authority. The arbitrator shall have the sole and exclusive authority to determine whether a dispute, claim or cause of action is subject to arbitration under this Section and to determine any procedural questions which grow out of such disputes, claims or causes of action and bear on their final disposition.
11.3.Individual Capacity Only. All claims, disputes, or causes of action under this Section, whether by you or the Company, must be brought solely in an individual capacity, and shall not be brought as a plaintiff (or claimant) or class member in any purported class or representative proceeding, nor joined or consolidated with the claims of any other person or entity.   The arbitrator may not consolidate the claims of more than one person or entity, and may not preside over any form of representative or class proceeding.  To the extent that the preceding sentences in this Section are found to violate applicable law or are otherwise found unenforceable, any claim(s) alleged or brought on behalf of a class shall proceed in a court of law rather than by arbitration.
11.4.Arbitration Process. Any arbitration proceeding under this Section shall be presided over by a single arbitrator and conducted by Judicial Arbitration and Mediation Services, Inc. (“JAMS”) in Los Angeles County, California, or as otherwise agreed to by you and the Company, under the then applicable JAMS
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rules for the resolution of employment disputes (available upon request and also currently available at http://www.jamsadr.com/rules-employment-arbitration/).  You and the Company both have the right to be represented by legal counsel at any arbitration proceeding, at each party’s own expense.  The Arbitrator shall: (i) have the authority to compel adequate discovery for the resolution of the dispute; (ii) issue a written arbitration decision, to include the arbitrator’s essential findings and conclusions and a statement of the award; and (iii) be authorized to award any or all remedies that you or the Company would be entitled to seek in a court of law. The Company shall pay all JAMS arbitration fees in excess of the amount of court fees that would be required of you if the dispute were decided in a court of law.
11.5.Excluded Claims. This Arbitration section shall not apply to any action or claim that cannot be subject to mandatory arbitration as a matter of law, including, without limitation, claims brought pursuant to the California Private Attorneys General Act of 2004, as amended, to the extent such claims are not permitted by applicable law to be submitted to mandatory arbitration and such applicable law is not preempted by the Federal Arbitration Act or otherwise invalid (collectively, the “Excluded Claims”). In the event you intend to bring multiple claims, including any Excluded Claims, the Excluded Claims may be filed with a court, while any other claims will remain subject to mandatory arbitration.
11.6.Injunctive Relief and Final Orders. Nothing in this Section is intended to prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Any final award in any arbitration proceeding hereunder may be entered as a judgment in the federal and state courts of any competent jurisdiction and enforced accordingly.
12.General Provisions. This Agreement, together with the Confidential Information and Inventions Assignment Agreement, constitutes the entire agreement between you and the Company with regard to this subject matter and is the complete, final, and exclusive embodiment of the parties’ agreement with regard to this subject matter. This Agreement is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations (the “Prior Agreements”). You agree and acknowledge that you are not eligible for, and will not receive, any compensation, benefits, or severance pursuant to the Prior Agreements. You also agree and acknowledge that there are no circumstances as of the date of this Agreement that constitute, and nothing contemplated in this Agreement or otherwise shall be deemed for any purpose to be or to create, an involuntary termination without Cause or a Good Reason resignation right, including for purposes of the Prior Agreements, or any other severance or change in control plan, agreement or policy maintained by the Company or its affiliates. This Agreement cannot be modified or amended except in a writing signed by you and a duly authorized officer of the Company. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction to the extent possible in keeping with the intent of the parties. Any waiver of any breach of any provisions of this Agreement must be in writing to be effective, and it shall
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not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement. This Agreement is intended to bind and inure to the benefit of and be enforceable by you and the Company, and their respective successors, assigns, heirs, executors and administrators. The Company may freely assign this Agreement, without your prior written consent. You may not assign any of your duties hereunder and you may not assign any of your rights hereunder without the written consent of the Company. This Agreement shall become effective as of the Start Date and shall terminate upon your termination of employment with the Company. The obligations as forth under Sections 7, 8, 9, 10, 11, and 12 will survive the termination of this Agreement. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the laws of the State of California.

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Accepted and agreed:
Best regards,
The Honest Company, Inc.

/s/ Carla Vernón
Carla Vernón
Chief Executive Officer
Accepted and agreed:

/s/ Dorria L. Ball
Dorria L. Ball

Date: 1/1/2024

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Exhibit A

Employee Confidential Information and Invention Assignment Agreement
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